AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 20, 2004	REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EFOODSAFETY.COM, INC.
(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	2870 (Primary Standard Industrial Classification Code Number)	62-1772151 (I.R.S. Employer Identification No.)

1370 St. George Prescott, Arizona 86301 Telephone: (928) 717-1088
(Address, Including Zip Code, and Telephone Number,Including
Area Code, of Registrant’s Principal Executive Offices)

Clarence W. Karney
Chief Executive Officer
eFoodSafety.com, Inc.
1370 St. George Circle
Prescott, Arizona 86301
Telephone: (928) 717-1088
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies of communications to:
ERICK E. RICHARDSON, ESQ.
Richardson & Patel LLP
10900 Wilshire Boulevard, Suite 500
Los Angeles, CA 90024
Telephone: (310) 208-1182
Facsimile: (310) 208-1154

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|
        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER UNIT	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common stock underlying convertible
promissory notes	5,857,762	$0.40	$2,343,105	$295.47	(1)

Common stock underlying warrants
exercisable at $0.80 per share	2,600,000	$0.80	$2,080,000	$263.54	(1)

Common stock underlying warrants
exercisable at $1.00 per share	2,600,000	$1.00	$2,600,000	$329.42	(1)

TOTAL	11,057,762		$7,023,105	$888.43

    (1)        Calculated pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

        The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different. This prospectus may be used only where it is legal to sell these securities. Information may have changed since the date of this prospectus.

EFoodSafety.com, Inc.

11,057,762 Shares of Common Stock

        This prospectus covers the resale of

o	Up to 5,857,762 shares of our common stock issuable upon the exercise of certain conversion rights granted under promissory notes we issued, and

o	5,200,000 shares of our common stock issuable upon the exercise of warrants.

        The selling shareholders will sell at prevailing market prices, at privately negotiated prices or in any other manner allowed by law. If all of the selling shareholders exercised their warrants, we would receive $4,680,000. The selling shareholders are not obligated to exercise the warrants. Although we will receive proceeds from the exercise of the warrants, we will not receive any of the proceeds from the sale of the shares sold by the selling shareholders.

        Our common stock is traded on the OTC Bulletin Board under the symbol “EFSF”.

        An investment in our securities involves a high degree of risk. You should purchase our securities only if you can afford a complete loss of your investment. See “Risk Factors” beginning at page 3.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 20, 2004

EFoodSafety.com, Inc.
Table of Contents

Page No.
Prospectus Summary

Risk Factors

Forward Looking Statements

Management's Discussion and Analysis of Financial Condition and Results of Operation

Description of Business

Description of Property

Selling Shareholders

Plan of Distribution

Use of Proceeds

Legal Proceedings

Directors, Executive Officers, Promoters and Control Persons

Security Ownership of Certain Beneficial Owners and Management

Description of Securities to be Registered

Certain Transactions

Market for Common Equity and Related Shareholder Matters

Executive Compensation/Remuneration of Directors and Officers

Interests of Named Experts and Counsel

Disclosure of Commission Position on Indemnification for
         Securities Act Liabilities

Experts

Financial Statements	1 2 7 8 11 16 17 17 18 19 19 22 23 24 25 27 28 28 29 F-1

PROSPECTUS SUMMARY

This summary highlights important information about our business and about this offering. Because it is asummary, it does not contain all the information you should consider before investing in our securities. Pleaseread the entire prospectus.

EFoodSafety.com, Inc.

The Company And Business

        EFoodSafety.com is a Nevada corporation formed in 1996. We operate our business at the parent level and through a wholly owned subsidiary, Knock-Out Technologies (“Knock-Out”).

        The Company is engaged in the development and manufacture of equipment and services designed to rid food products of harmful bacteria and pesticides. Knock-Out is developing products based on a proprietary organic, non-toxic substance in a variety of applications.

        At this time, the Company has nominal revenues and is developing its products for commercial viability.

How to Contact Us

        Our corporate offices are located at 1370 St. George Circle, Prescott, Arizona 86301. Our telephone number is (928) 717-1088.

The Offering

        We are registering 11,057,762 shares of our common stock for sale by selling shareholders identified in the section of this prospectus titled “Selling Shareholders.” The shares shown in the table identifying the selling shareholders include:

        5,200,000 shares of common stock that have not yet been, but that may be, issued to designated selling shareholders upon the conversion of promissory notes, and up to 657,762 shares of common stock which may be issuable if we elect to pay accrued interest in additional principal amounts.

        5,200,000 shares of common stock that have not yet been, but that may be, issued to designated selling shareholders upon the exercise of warrants. These warrants were issued in conjunction with a private offering of units composed of our convertible promissory notes and warrants to purchase our common stock. These offerings were undertaken in July 2004.

        As of July 26, 2004, there were 94,836,632 shares of common stock issued and outstanding that were held of record by approximately 40 shareholders. After this offering, assuming the conversion of all the promissory notes and the exercise of all the warrants, we will have 105,894,394 shares of common stock outstanding.

RISK FACTORS

An investment in our securities is very speculative and involves a high degree of risk. You should carefully consider the following risk factors, along with the other matters discussed in this prospectus, before you decide to buy our securities. Any of these factors could cause the value of your investment to decline significantly or become worthless. If you decide to buy our securities, you should be able to afford a complete loss of your investment.

WE ARE A DEVELOPMENT STAGE COMPANY, WITH VIRTUALLY NO REVENUE, LIMITED OPERATING HISTORY, AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

         We have had virtually no revenue and have operated with cash from debt or equity financings. We have a limited operating history and our operations are subject to all the risks inherent in a business enterprise with such a limited operating history, including limited capital, possible delays in the development and successful execution and implementation of our business plan, uncertain markets, and the absence of an operating history. The likelihood that we will succeed must be considered in light of the problems, expenses, and delays frequently encountered in connection with the development of new businesses, as well as many other factors. Our business has not shown a profit. Since we commenced operations, we have accumulated a net loss. There is no assurance that we will be able to develop successfully the business we are pursuing. We cannot be certain that our business will be successful or that we will generate significant revenues.

WE HAVE CAPITAL REQUIREMENTS AND WE MAY HAVE THE NEED FOR ADDITIONAL CAPITAL IN THE FUTURE.

        As of July 31, 2004, we believe that execution of our primary business goal will result in net losses for at least the next three quarters. Based on our estimates, we believe our current resources will be sufficient to fund operations through the first quarter of 2006. We had been dependent primarily on private placements of our debt and equity securities and shareholder loans to fund our operations. In the near term, we intend to focus on increasing our revenues and marketing efforts for our products. Although our management is cautiously optimistic that we will be able to grow our revenue in the near future, there can be no assurance that we will generate sufficient revenue to support our operations, and if such revenue will be sustainable.

        In the event that we will seek additional capital, there can be no assurance that any such funding will be available to us when needed, on commercially reasonable terms, or at all. If we are unable to generate sufficient additional revenue or obtain additional financing if needed, we will likely be required to curtail our marketing and operating plans and possibly cease our operations. In addition, any additional equity financing may involve substantial dilution to our then-existing stockholders.

        Our independent accountants have included an explanatory paragraph in our financial statements included in our public filings, which are incorporated by reference into this prospectus, stating that we have incurred operating losses since inception and that we are dependent on our management’s ability to develop profitable operations, and that these factors, among others, may raise substantial doubt about our ability to continue as a going concern.

IF OUR PRODUCTS AND SERVICES DO NOT GAIN MARKET ACCEPTANCE, IT IS UNLIKELY THAT WE WILL BECOME PROFITABLE.

        The market for products that affect the sanitizing of fruits and vegetables is evolving and we have many competitors. Competitors used various technologies, including chlorine-based solutions, to eliminate pathogens and bacteria in the food storage and distribution process. Compared to these technologies, our technology is unproven and less mature, and the use of our technology by our potential customers is limited. The commercial success of our products will depend upon the adoption of our technology by food transportation, distribution and storage facilities as an approach to remove pathogens from fruits, vegetables and other foods. Market acceptance will depend on many factors, including:

        • the willingness and ability of food industry distributors and producers to adopt new technologies;

        • the willingness of governments to approve our products;

        • our ability to convince potential industry customers that our technology is an attractive alternative to currently accepted technologies for reduction of pathogens from meats, fruits, vegetables and other food items; and

        • our ability to manufacture products and provide services in sufficient quantities with acceptable quality and at an acceptable cost.

        • the willingness by our potential customers to make capital expenditures for our products.

        If our products do not achieve a significant level of market acceptance, demand for our products will not develop as expected and it is unlikely that we will become profitable.

RISK OF LOSS OF INVESTMENT DUE TO HIGHLY COMPETITIVE NATURE OF OUR INDUSTRY.

        The market for sanitation products for fruits and vegetables is intensely competitive. We have limited operating history and minimal revenues from operations. We currently have assets and financial resources, but we had operated at a loss for some time and must now execute its business plan. We are smaller than our national competitors, and consequently lack comparable financial resources to enter into certain markets. In fact, we compete with several companies that specialize in the $5 billion dollar fruit and vegetable sanitation market. Most of these companies have longer histories, greater name recognition and more financial resources than we do.

RISK OF FAILING TO OBTAIN CRITICAL INTELLECTUAL PROPERTY

        We intend to enter into an agreement with Clarence W. Karney, who is our CEO and a Director of the Company, for the right to use the Global Inspection Service (GIS) that is a concept created by Mr. Karney. The company plans to negotiate an agreement whereby GIS can be implemented and offered as a standard service. No contract has been entered into to date although a letter of intent to contract has been signed. Failure to reach a definitive agreement with Mr. Karney for the right to offer GIS could adversely affect the Company’s ability to continue in business. Furthermore, no assurances can be given that a contract entered into would be the product of arms length negotiations and result in terms favorable to the Company.

DEPENDENCE ON KEY PERSONNEL.

        The success of the Company will depend to a great extent on Clarence Karney, Patricia Ross-Gruden, Rich Speidell, William Nelson, and other members of our management. These individuals do not have employment contracts and may terminate their employment at any time. If we lose our key personnel, our business may suffer. We depend substantially on the continued services and performance of our senior management and, in particular, their contracts and relationships, especially within the fresh fruit and vegetable industry.

NEED TO BUILD OUT OUR SALES AND MARKETING ORGANIZATION.

        We are and shall continue marketing our existing products and future products that we may license or acquire either through the utilization of contract sales representatives and brokers, the establishment of our own sales force, strategic alliances and various other methods. We are in the early stages of developing such sales and marketing channels, and further development of those channels will require an investment of substantial amounts of capital. Accordingly, despite our plans, we may be unable to substantially develop our own marketing channels.

WE MAY BE UNABLE TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, OR WE MAY INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS, WHICH MAY RESULT IN LAWSUITS AND PREVENT US FROM SELLING OUR PRODUCTS.

        We rely on patent, trademark, and trade secret laws to protect our trademarks, content, and proprietary technologies and information. We have filed or intend to file patents for several of our products. However, there can be no assurance that such laws will provide sufficient protection to us, or other parties will not develop technologies that are similar or superior to ours.

        There are no pending lawsuits against us regarding infringement of any existing patents or other intellectual property rights or any material notices that we are infringing the intellectual property rights of others. However, there can be no assurance that third parties will not assert infringement claims in the future. If any claims are asserted and determined to be valid, there can be no assurance that we will be able to obtain licenses of the intellectual property rights in question or obtain licenses on commercially reasonable terms. Our involvement in any patent dispute or other intellectual property dispute or action to protect proprietary rights may have a material adverse effect on our business, operating results, and financial condition. Adverse determinations in any litigation may subject us to liabilities, require us to seek licenses from third parties, and prevent us from marketing and selling our products. Any of these situations can have a material adverse effect on our business, operating results, and financial condition.

RISK OF INCURRING HIGH LEGAL COST DUE TO LITIGATION.

        While we are not currently involved in any litigation, that is no indication that we will be precluded from being sued in the future. In the past, especially during periods of market volatility, securities class action litigation has often been instituted against companies similar to ours. Such litigation, if instituted, could result in substantial costs and diversions of management’s attention and resources, which could have a material adverse effect on our business, results of operations and financial condition.

RISK OF EXTERNAL INFLUENCES

        The price or our stock could be affected by external influences, which are beyond our control. Examples of these influences are:

        • An abrupt economic change resulting in an unexpected downturn in demand;

        • Governmental restrictions or excessive taxes on imports;

        • Over-abundance of products and services related to the sanitation industry; and

        • Sudden increase in raw materials, such as steel.

RISK DUE TO MINORITY STATUS OF NEW INVESTORS

        Our directors and executive officers beneficially own approximately 52,885,000 common shares; approximately 55.76% of the outstanding common stock if all the shares offered are sold. As a result, these shareholders, if they act as a group, will have a significant influence on all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such control may have the effect of delaying or preventing a change in control of the Company.

RISKS DUE TO RESALE RESTRICTIONS IMPOSED BY STATE "BLUE SKY LAWS"

        There are state regulations, which might affect the transferability of our shares. We have not registered its shares for resale under the securities or “blue sky” laws of any state and we have no plans to register or qualify its shares in any state. Current shareholders, and persons who desire to purchase the shares in any trading market that may develop in the future, should be aware that there may be significant state restrictions upon the ability of new investors to purchase the securities.

        SEC and “blue sky” laws, regulations, orders, or interpretations place limitations on offerings or sales of securities by development stage companies, or if such securities represent “cheap stock” previously issued to promoters or others. These limitations typically provide, in the form of one or more of the following limitations, that such securities are:

•	not eligible for sale under exemption provisions permitting sales without registration to accredited investors or qualified purchasers;

•	not eligible for the transactional exemption from registration for non-issuer transactions by a registered broker-dealer;

•	not eligible for registration under the simplified small corporate offering registration (SCOR) form available in many states;

•	required to be placed in escrow and the proceeds received held in escrow subject to various limitations; or

•	not permitted to be registered or exempted from registration, and thus not permitted to be sold in the state under any circumstances.

        Virtually all 50 states have adopted one or more of these limitations, or other limitations or restrictions affecting the sale or resale of stock of development stage companies, or “cheap stock” issued to promoters or others.

        Specific limitations on offerings by development stage companies have been adopted in:

Alaska Arkansas California Delaware Florida Georgia Idaho Indiana	Maryland Nebraska New Mexico Ohio Oklahoma Oregon Pennsylvania	Rhode Island South Carolina South Dakota Tennessee Utah Vermont Washington

Any secondary trading market, which may develop, may only be conducted in those jurisdictions where an applicable exemption is available or where the shares have been registered.

FORWARD LOOKING STATEMENTS

This registration statement contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors”, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Certain important risks could cause results to differ materially from those anticipated by some of the forward-looking statements. Some, but not all, of the risks that could cause actual results to differ from those suggested by the forward-looking statements include, among other things:

•	our ability to successfully implement our business plan;

•	our ability to develop commercially viable products;

•	the efficiency and reliability of our products;

•	the loss of the services of any member of our management team;

•	whether or not our products are able to compete successfully with products of other suppliers and whether or not some or all of our products are rendered obsolete by newer products or technologies;

•	the implementation of any government regulation that could make it impossible, more difficult or more costly to bring our products to market;

•	our ability to obtain financing as and when we need it; and

•	other factors, all of which are difficult to predict and many of which are beyond our control.

        You are cautioned not to place undue reliance on these forward-looking statements, which relate only to events as of the date on which the statements are made. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

As used in this registration statement, the terms “we”, “us”, “our”, “eFood”, ”eFoodSafety” and the “Company” mean eFoodSafety.com, Inc., unless otherwise indicated.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Year ended April 30, 2004

We began generating revenues in the last month of our 2003 fiscal year, totaling $2,383. Prior to April 2004, we had no active operations. Thus any comparisons of results of operations and financial position compared with the year ended April 30, 2003 and the financial position as at April 30, 2003 are not relevant.

The following is a summary of financial information for the year ended April 30, 2004:

Net Sales:	$2,383
Cost of Sales:	780

Gross Profit:	1,603
Gross Profit as % of Sales:	67.27%
Operating expenses:
Research & Development expenses:	1,408,500
Selling General & Administrative expenses:	313,945

Total operating expenses:	1,722,445

Loss from operations:	(1,720,842)
Interest expense:	(3,873)

Net loss:	$(1,724,715)

Loss per Common Share:	$(0.02)

Sales

Our revenues from operations for the year ended April 30, 2004 were $2,383, and was generated from a sale of an Ozone Air Clean unit and accessories on April 22, 2004.

Cost of Sales and Gross Profit

Our 2003 cost of sales are $780, generating a percentage margin on sales of 67.27%.

Research and Development

Research and Development expenses include $650,000 for the purchase of Food Safe, Inc., $750,000 in common stock issued to William R. Nelson, our Director of Research and Development, and $8,500 cash compensation paid to Mr. Nelson.

Selling, General and Administrative Expenses

A summary of our Selling, General and Administrative costs is as follows:

Stock based compensation to Directors, Officers, Consultants & Professional Advisors totaled $149,184. Stock based compensation was granted to recruit and compensate executives, directors, legal advisors, marketing, business and development advisors.

Cash based compensation was paid to our staff of six full-time employees, consulting fees for outside directors, legal advisors and marketing consultants. Certain executives have been compensated with stock based compensation.

Other selling, general and administrative costs include rent, office expenses, and travel expenses.

Interest Expense

Interest expenses of $3,873 were incurred during the year ending April 30, 2004 and relate to interest accrued on an outstanding promissory note payable to related parties in lump-sum including interest at 5% on July 9, 2009. Interest on the notes began accruing on February 3, 2004.

Liquidity and Capital Resources

As of April 30, 2004, we had working capital of $130,447. As a result of our operating losses in 2004, we generated a cash flow deficit of $221,030 from operating activities. We used cash flows in connection with investing activities of $45,000 in 2003 for the purchase of components for truck sanitation units to be put into operation during second quarter of the 20005 fiscal year. We met our cash requirements in 2004 through loans and advances of $325,000 and 24,630, respectively, from shareholders and officers.

On July 21, 2004, the Company sold $2.0 million in convertible debentures. The convertible debentures carry an interest rate of 6% per annum, payable quarterly. We paid a consultant 10% of the gross proceeds of $2.0 million as a finder’s fee. The debentures carry a conversion price of $0.40 per share of the Company’s common stock.

The purchasers of the debentures will receive an A Warrant to purchase an amount of common stock equal to 50% of the number of shares of common stock purchased via this investment. The A Warrants shall expire two years from the date of issuance and the exercise price of the A Warrants shall be $0.80 per share.

The purchasers of the debentures will also receive a B Warrant to purchase an amount of common stock equal to 50% of the number of shares of common stock purchased via this investment. The B Warrants shall expire two years from the date of issuance and the exercise price of the B Warrants shall be $1.00 per share.

Our operating revenues may be less than adequate to fund future operations and growth. We will continue to fund our operations through additional sales of our securities and/or through shareholder loans. There is no guarantee that we will be successful in obtaining any additional financing should it be required. If we cannot secure additional financing when needed, we may be required to cease operations.

By adjusting its operations and development to the level of capitalization, management believes it has sufficient capital resources to meet projected cash flow deficits through the next twelve months . However, if thereafter, we are not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to us, this could have a material adverse effect on our business, results of operations liquidity and financial condition.

In May 2004, the Company incorporated Knock-Out Technologies, Ltd. (“Knock-Out”) as a wholly-owned subsidiary of the Company. Knock-Out is to be a manufacturer of all-natural, non-toxic, food-grade products.

Our independent certified public accountants have stated in their report, which is included with our audited financial statements for the year ended April 30, 2004, that we have incurred operating losses in the last two years and that we are dependent on management’s ability to raise capital and develop profitable operations. These factors, among others, may raise substantial doubt about our ability to continue as a going concern.

We have no off-balance sheet arrangements, special purpose entities, financing partnerships or guarantees.

CRITICAL ACCOUNTING POLICIES

Our critical accounting policies are those which we believe require significant judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. A discussion of our critical accounting policies is set forth in the Notes to our Financial Statements included as part of this Registration Statement.

DESCRIPTION OF BUSINESS

eFoodSafety.com, Inc., a Nevada corporation, originally incorporated under the name DJH International, Inc., was formed on October 28, 1996. We are engaged in the food safety business which involves sanitizing and disinfecting food product storage areas and transportation containers, such as produce distribution centers, meat processing facilities, and produce trucks. Through our acquisition of Knock-Out Technologies in May 2004, we are also involved in the development of herbal, non-toxic food grade products, including an anthrax sporocidal.

Our initial products are designed to eradicate harmful agents from fruits and vegetables. We have identified various new product applications and product line extensions and are involved in ongoing product research and development efforts in that regard. Through April 30, 2004, we have had nominal revenue and our efforts have primarily been concentrated on product development and testing and assembling our sales and support organization.

Our corporate headquarters is located at 1370 St. George Circle, Prescott, Arizona, 86301.

HISTORY AND COMPANY DEVELOPMENT

eFoodSafety.com, Inc. was incorporated in Nevada on October 28, 1996 as DJH International, Inc. to market products through the Internet. The founder, Michael J. Daniels, saw a need for good products and services to be marketed traditionally and via the World Wide Web and sought opportunities through companies that had the ability to sell and deliver in a timely fashion.

On October 16, 2000, we entered into an agreement and plan of reorganization with Global Procurement Systems, Inc. whereby we acquired Global. As a result of the acquisition, we issued 37,620,000 common shares and changed our name to eFoodSafety.com, Inc. Upon the merger, Ms. Patricia Ross assumed the official duties as president and brought us to our present path toward development of sanitation services and products in the fruit and vegetable market worldwide.

On October 29, 2003, the Company issued 1,500,000 restricted shares of common stock to acquire Food Safe, Inc. As of October 29, 2003, Food Safe, Inc. is a wholly owned subsidiary of the Company.

In May 2004, the Company incorporated Knock-Out Technologies, Ltd. (“Knock-Out”) as a wholly-owned subsidiary of the Company. Knock-Out is to be a manufacturer of all-natural, non-toxic, food-grade products.

We have undergone no bankruptcy, receivership or similar proceedings.

We are still considered to be a development stage company. We have little revenue and are dependent upon the raising of capital through placement of its common stock. There can be no assurance that we will be successful in raising the capital required through the sale of debt or equity securites, and that would be able execute our business plan even if we obtained such capital. Success of the plan of operation is contingent on the prudent usage of funds raised, through equity and/or debt financing, to finance our food safety products and services business.

PRODUCTS

We intend to offer a suite of products and processes designed to eliminate pathogens and pesticides from phases of food distribution, primarily produce. The U.S. Department of Agriculture (USDA) has estimated that the annual value of all food consumption in the U.S. totals $760 billion. Of this amount 18% or $137 billion, is fruits and vegetables. The USDA further estimates that less than 2% of all fruits and vegetable are pathogen, or “germ free”, at the initial packing point, and less still are provided with a way to continue to eliminate the growth of pathogens during the distribution cycle.

We have developed products and equipment based on treatment of fruits and vegetables with ozone. We believe ozone to be effective in keeping produce free from pathogens and pesticides. The ozone material, along with water and citric acid (to maintain desired water ph balance) would be sprayed on produce.

Our research, covering the past four years and, our process development has demonstrated that our chemical-free Food Safe Program, utilizing ozone or electronic pasteurization, virtually eliminated all pesticides and pathogens, including E. Coli, Salmonella, and Listeria, at the packing house or distribution center. Pesticides are chemical sprays used on a product while it is growing in the field. The residue is left on the product under the normal packing process. Pathogens are disease-causing bacteria, such as Salmonella, Listeria, and E.Coli. The Food Safe Process effectively removes both pesticides and pathogens. The Food Safety Program is intended to be a complete process that would incorporate an application and monitoring system utilizing an ozonated wash to fresh fruit and vegetables. A monitoring device will continuously monitor water quality, Oxidation Reduction Potential (ORP), ph balance, and maintains continuous records that satisfy Hazard Analysis Critical Control Point (HACCP) requirements. The data supplied by the monitoring device would be sent to the USDA to ensure compliance with HACCP standards.

The ozone-based products and services provided by eFoodSafety are available in an array of formats.

        Produce Distribution Facility. To establish the Food Safe Program, the Company intends to acquire a produce distribution facility. A “run-through” will be completed after the Company has acquired such a distribution facility, set up production lines, tested equipment, and ensured that all FDA standards have been met or exceeded. From the time the Company takes possession of a distribution facility, the first test run will be in 30 days of that point. The Company will be fully operational, including equipment, labor, sales, and product testing, approximately two (2) days after the test run. eFood’s marketing plans will be initiated immediately and those clients, if any, currently awaiting commencement would then be serviced.

For the entire sanitization program to be deemed efficient, the process must be completed at the Company’s distribution facility upon it being acquired and operational. The results of such process shall exceed any FDA/USDA standards. As stated above, the Company offers a variety of services which may be implemented in a multitude of environments.

Therefore, billing for the Company’s products and services must be determined on a case-by-case basis further described below:

Outline of the sanitization process listed by service and cost if the client brings the produce to the Company-owned distribution facility for processing. We believe this process would exceed any FDA, USDA standards:

1.	Inspection of Product Cost per unit	$0.10
2.	Handling Product before Processing Cost per unit	$0.15
3.	Food Safety Process/Packaging Cost per unit	$2.50
4.	Chemical Inspection Cost per unit	$0.25
5.	Sanitizing the Truck Cost per unit	$0.15
6.	Cost of Delivery of Product Cost per unit	$1.75

Total Cost per unit		$4.90

        Please note that all prices are subject to change.

Outline of a la carte services available at the Company-owned distribution facility without utilizing the sanitization process:

1. 2. 3. 4. 5. 6.	Load Consolidation Cost per unit Store Drop Delivery Cost per unit Repacking Cost per unit Storage Cost per unit Sales/Marketing Cost per unit Transportation Cost per load	$1.00 $1.50 $2.25 $0.50 $1.00 $250.00

Please note that all prices are subject to change.

Outline of services available at the customer’s facility, not including the cost for leasing/purchasing eFood approved equipment:

1. Process Cost per unit	$0.30

Please note that a unit could be defined as follows: a) trays (berries); b) cartons (oranges, peppers, bananas); c) lugs (grapes, tomatoes); d) sacks (potatoes, cucumbers), etc.

The program will use common materials, as well as the manufacture of equipment, so that we will have a multitude of vending sources from which to choose. In addition, we plan to market our products and services so as not to become dependent on any one customer.

        Equipment Leasing. In addition to developing a Food Safe Program, we intend to supply machinery and materials to those patrons who will be leasing/purchasing the equipment and performing the process at their own (the vendor) facility. The equipment will be custom fabricated by eFoodSafety.com, at its Palm Springs manufacturing facility, thus causing the Company to require a deposit from the customer in order to outlay any initial manufacturing costs. By performing the process in the vendor’s facility, it will give an extended shelf life to the produce, including a reduction in pathogens, and an impression of sanitization to the end-customer, but such produce will not meet any certification for government standards due to cross contamination in packing, shipping, delivery, etc.

        Truck Washing Services. Using our ozone-based technology, we also are developing a truck washing service designed to wash trucks and the produce they deliver. This is intended to reduce the level of pathogens that may grow on produce during the transportation process.

        Knock-Out Subsidiary Products. Through our subsidiary, Knock-Out Technologies, we are developing a variety of products based on a proprietary blend of organic, non-toxic and food-based substances. These products include an anthrax sporocidal, a germicidal cleaner, a wound care antiseptic, an herbicide and an insect repellent.

        We are currently having an outside organization, Celsis Laboratory Group, commence EPA protocol testing for the anthrax sporocidal product.

SALES AND MARKETING

        Initially, the program will be marketed locally. In order to set up a potential customer base, the Company intends to introduce its program to various parties in the fruit and vegetable industry, as well as various government officials. The company sales staff will carry out its marketing plan in the areas of produce sales, equipment sales, food safe audits, and distribution center access. The local marketing areas are the states of Arizona, California, Maryland, Nevada, Oregon and Washington.

        We also plan to market all services, products and produce through outside commissioned sales persons and through our website, http://www.e-foodsafety.com.

CUSTOMERS

        Our potential customers for our food safety products include produce shippers and processors, meat processors and liquid processors.. Customers for our Knock-Out subsidiary products vary depending on the product. Potential customers for our anthrax sporocidal may include the U.S. government, which has expressed interest in products that kill the anthrax virus. Potential customers for the germicidal cleaner includes nursing homes, hospitals and food service facilities.

COMPETITION

        The fresh fruits, vegetables and produce industries are extremely competitive and have become highly fragmented over the years. Operators have been attempting to hold or increase market share through the development and operating of traditional sales and distribution outlets.

        There are presently, to the best of our knowledge, no companies that provide complete inspection services, processes and equipment. There are, however, competitors that do provide partial food-safe programs. We would compete with companies who use chlorine, irradiation and other methods designed to eliminate pathogens and pesticides from produce and other food items.

        We will compete with many different companies regarding certain commodities in the market place including, but not limited to:

*	Dole, Castle & Cook, Del Monte, Baskovitch, Redi Pack, Grimmway Farms, Tony Vitrano, Fresh Express, T& A, Fresh America, Sysco, Wal-Mart, K Mart, Costco, Cub Stores, Super Value, Fresh Point, AmeriServ, Kraft, and Monarch Foods; (produce distribution center)

*	Safeway, Albertons', Winn Dixie, Publix, Kroger, Food Lion, Stop & Shop, Wegman's, Giant Foods, Path Mart, Cash & Carry and Raley's;

*	Burger King, Wendy's, McDonald's, In and Out Burger, Chili's Subway, Hardee's, Jack-in-the Box, White House, What-a-Burger, PepsiCo, Hyatt Hotels, Marriott Hotels and Hilton Hotels;

*	Private inspection services such as McDonalds’s Inspections and FBI Inspections.

GOVERNMENT REGULATION

        The only license required by the food safety products will be a PACA (Perishable Agricultural Commodities Act) License and a State’s License issued by the State Department in each state the Company is conducting its business. On December 9, 2003, the Company received its PACA license from the U.S. Department of Agriculture. In June 2002, the FDA approved the use of ozone on food products.

        Any distribution center we develop would be subject to various federal, state and municipal regulations with regards to health, safety and environmental issues. Such facilities are subject to supervision or periodic inspection by other regulators.

INTELLECTUAL PROPERTY

        Although we have filed for patent protection for some of our certain products, there is no assurance we will obtain patent approval. Even if they were obtained, we may not have any patent protection for any derivative uses of such products, or for any other products we may later acquire or develop. We also cannot assure that we will be able to obtain foreign patents to protect our products.

        Litigation may be required to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights of others. Any action we take to protect our intellectual property rights could be costly and could absorb significant management time and attention. In addition, as a result of any such litigation, we could lose any proprietary rights we have. If any of the foregoing occurs, we may be unable to execute on our business plan and you could lose your investment.

RESEARCH & DEVELOPMENT

        We do not anticipate incurring material research and development costs during the next 12 months, nor do we anticipate the acquisition or sale of any material property, plant or equipment during the next 12 months. We have acquired and expensed $1,408,500 and $0 for research and development during fiscal years ended April 30, 2004 and April 30, 2003, respectively.

EMPLOYEES

        We currently have six (6) paid full time employees. We believe that relations with our employees is good. We believe that the management team will eventually consist of approximately ten officers and/or directors and that, as our business grows, we may have up to six (6) supervisors oversee the operations divisions a distribution center. The employees at each facility will be contracted through local vendors. Mr. Karney, our Chief Executive Officer and the rest of the management team devote one hundred percent of their professional time to the success of the business.

DESCRIPTION OF PROPERTY

        The issuer has an office and equipment in Prescott, Arizona and an equipment manufacturing facility in North Palm Springs, California. The Company has finalized a lease for 85,000 square feet of industrial warehouse space to be used as a manufacturing facility. The warehouse space is located at 19125 N. Indian Avenue North, Palm Springs, California. This is a two year lease beginning June 1, 2004. The Company will pay $4,500 per month for the lease.

SELLING SHAREHOLDERS

        The following table sets forth the names of the selling shareholders who may sell their shares using this prospectus. No selling shareholder has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates. Richardson & Patel LLP who serves as our legal counsel will be a selling shareholder.

        The following table also sets forth certain information as of the date of this prospectus, to the best of our knowledge, regarding the ownership of our common stock by the selling shareholders. Because the selling shareholders can offer all, some or none of their shares of our common stock, we have no way of determining the number they will hold after this offering. Therefore, we have prepared the table below on the assumption that they will sell all shares covered by this prospectus.

SELLING SHAREHOLDER	SHARES HELD BEFORE THE OFFERING UNDERLYING THE NOTES	SHARES HELD BEFORE THE OFFERING UNDERLYING WARRANTS	SHARES BEING OFFERED		SHARES HELD AFTER THE OFFERING	PERCENTAGE OWNED AFTER THE OFFERING
Longview Equity Fund, LP	1,830,551	1,625,000	3,455,551	(1)	0	0

Longview Fund, LP	2,252,985	2,000,000	4,252,985	(2)	0	0

Alpha Capital AG	985,681	875,000	1,860,681	(3)	0	0

Mountain Ridge Capital,	563,246	500,000	1,063,246	(4)	0	0
LLC

Richardson & Patel LLP	225,299	200,000	425,299	(5)	21,787	*

TOTAL	5,857,762	5,200,000	11,057,762		21,787	*

(1)     Includes up to 1,830,551 shares of common stock underlying a convertible note and a warrant to purchase an additional 1,625,000 shares of common stock. The exercise price of the warrant is $0.80 per share as to 812,500 shares and $1.00 per share as to 812,500 shares.
(2)     Includes up to 2,252,985 shares of common stock underlying a convertible note and a warrant to purchase an additional 2,000,000 shares of common stock. The exercise price of the warrant is $0.80 per share as to 1,000,000 shares and $1.00 per share as to 1,000,000 shares.
(3)     Includes up to 985,681 shares of common stock underlying a convertible note and a warrant to purchase an additional 875,000 shares of common stock. The exercise price of the warrant is $0.80 per share as to 437,500 shares and $1.00 per share as to 437,500 shares.
(4)     Includes up to 563,246 shares of common stock underlying a convertible note and a warrant to purchase an additional 500,000 shares of common stock. The exercise price of the warrant is $0.80 per share as to 250,000 shares and $1.00 per share as to 250,000 shares.
(5)     Includes up to 225,299 shares of common stock underlying a convertible note and a warrant to purchase an additional 200,000 shares of common stock. The exercise price of the warrant is $0.80 per share as to 100,000 shares and $1.00 per share as to 100,000 shares.

* Less than one percent

PLAN OF DISTRIBUTION

        We are registering a total of 11,057,262 shares of our common stock that are being offered by the selling shareholders. As used in this prospectus, “selling shareholders” includes the pledgees, donees, transferees or others who may later hold the selling shareholders’ interests in the common stock. We will pay the costs and fees of registering the common shares, but the selling shareholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common shares. We will not receive the proceeds from the sale of the shares by the selling shareholders. However, some of the shares we are registering will be issued upon the exercise of warrants held by the selling shareholders. Although the selling shareholders are not required to exercise the warrants, if they do so we will receive the proceeds from the exercise.

        The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

o	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

o	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

o	an exchange distribution in accordance with the rules of the applicable exchange;

o	privately negotiated transactions;

o	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

o	a combination of any such methods of sale; and

o	any other method permitted pursuant to applicable law.

        The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

We are required to pay all fees and expenses incurred by us incident to the registration of the shares.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of the common stock offered by the selling shareholders. If the selling shareholders were to exercise their warrants, we would receive the proceeds from the exercise, which would total $6,061,111. None of the selling shareholders is required to exercise their warrants.

LEGAL PROCEEDINGS

        We know of no material, active or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

        The following table sets forth certain information regarding our current directors and executive officers.

NAME	POSITION	AGE
Patricia Ross-Gruden Clarence W. Karney Richard Speidell William R. Nelson Robert Bowker Ralph Baughman Scott McFee	President/Treasurer/Director
CEO/CFO/Secretary/Director
Chief Operations Officer/Director
Director of Research and Development/Director
President of Knock-Out Technologies,
Ltd/Director
Director
	Director	63 64 59 69 55 65 46

        Our directors are elected at each annual meeting of the shareholders, and their term of office runs until the next annual meeting of the shareholders and until their successors have been elected.

        There are no family relationships among any of the directors or officers of EFoodSafety.com or its subsidiaries.

        None of our directors or executive officers has, during the past five years,

o	had any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer, either at the time of the bankruptcy or within two years prior to that time,

o	been convicted in a criminal proceeding and none of our directors or executive officers is subject to a pending criminal proceeding,

o	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities, futures, commodities or banking activities, or

o	been found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Business Experience

CLARENCE W. KARNEY has been our Chairman, CEO, CFO, since November 2003 and a Secretary and Director since October 2000. Before that, Mr. Karney worked at Mendelson-Zeller Company, one of the largest firms in the produce industry, the U.S. Department of Defense Procurement Agent/Contracting Officer and the at US Department of Agriculture.

PATRICIA ROSS-GRUDEN has been our President/Treasurer and a Director and has served in those capacities since the merger of DJH International, Inc. and Global Procurement Systems now renamed eFoodSafety.com, Inc. in October, 2000. Prior to that time, Ms. Ross-Gruden had been the principal of Prime World Travel, Inc. and previously was in financial and securities sales positions with Cigna Financial Services.

RICHARD SPEIDELL has been our Chief Operations Officer and Director since April 2004. He has been the General Manager Bear Creek Guest Ranch since September 2002. He worked as a corporate director of quality control at Kmart Coropration from January to April 2002. Prior to that, he served as a director of Business Development at Cox Technologies from as a director of sales & marketing and Time N’ Temperature.

WILLIAM R. NELSON has worked as the Director of Research and Development and Director since April 2004. For the past ten years, Mr. Nelson was President and Founder of Clean Air & Water Systems, Inc. which specialized in the application of chemical-free ozone solutions to the seafood, beef, pork, poultry, and produce industries on all commercial levels.

ROBERT BOWKER has been the President of Knock-Out Technologies, Ltd. and Director since May 2004. He has served as the Chief Operating Officer of Mobile Maintenance Services, a private company that specializes in preventive maintenance and state-of-the-art diagnostic analysis of heavy equipment and truck suites, for the past five years and was its founder twenty (20) years ago.

RALPH BAUGHMAN, has been a Director since May 2004. He has been the majority stockholder and Chairman of International Fumigators, Inc. and has been involved in the fumigation business for over forty years.  His company, holding licenses with both the Texas and Louisiana Departments of Agriculture, provides pest control services to waterfront related import/export companies and steamship lines.

SCOTT MCFEE, has been a Director since October 2000. He is currently employed as by C & D Shipping currently. In his most recent position he was General Manager for Production and Distribution for Del Monte in Sanger, California. Prior to Del Monte, Mr. McFee was employed at Sea-Land Service for seven years in various supervisory and advisory positions.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers and directors and persons who own more than 10% of a registered class of our equity securities file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common stock and other equity securities, on Forms 3, 4 and 5 respectively. Executive officers, directors and greater than 10% shareholders are required by the Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) reports they file.

To the best of our knowledge, during the fiscal year ended April 30, 2004, all executive officers, directors and greater than 10% shareholders filed the required reports in a timely manner.

Audit Committee Financial Expert

        The Company’s board of directors does not have an “audit committee financial expert,” within the meaning of such phrase under applicable regulations of the Securities and Exchange Commission, serving on its audit committee. The board of directors believes that all members of its audit committee are financially literate and experienced in business matters, and that one or more members of the audit committee are capable of (i) understanding generally accepted accounting principles (“GAAP”) and financial statements, (ii) assessing the general application of GAAP principles in connection with our accounting for estimates, accruals and reserves, (iii) analyzing and evaluating our financial statements, (iv) understanding our internal controls and procedures for financial reporting; and (v) understanding audit committee functions, all of which are attributes of an audit committee financial expert. However, the board of directors believes that there is not any audit committee member who has obtained these attributes through the experience specified in the SEC’s definition of “audit committee financial expert.” Further, like many small companies, it is difficult for the Company to attract and retain board members who qualify as “audit committee financial experts,” and competition for these individuals is significant. The board believes that its current audit committee is able to fulfill its role under SEC regulations despite not having a designated “audit committee financial expert.”

Director Compensation

        Five of our directors are also employees. Our remaining two directors are not compensated for their services.

Term of Office

        The directors named above will serve until the next annual meeting of our shareholders. In absence of an employment agreement, officers hold their positions at the pleasure of the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of August 18, 2004, information regarding the beneficial ownership of our common stock with respect to each of our executive officers, each of our directors, each person known by us to own beneficially more than 5% of the common stock, and all of our directors and executive officers as a group. Each individual or entity named has sole investment and voting power with respect to shares of common stock indicated as beneficially owned by them, except where otherwise noted.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (2)	Percentage of Common Stock
Clarence W. Karney	25,192,500	26.56%
Patricia Ross-Gruden	25,192,500	26.56%
Richard Speidell	0	0.00
William R. Nelson	1,500,000	1.58%
Robert Bowker	1,000,000	1.05%
Ralph Baughman	0	0.00
Scott McFee	0	0.00

All Officers and Directors as a group (7 in number)	52,850,000	55.76%

(1) Unless otherwise stated, the address of all persons is 1370 St. George Circle, Prescott, Arizona 86301

    (2)                The information contained in this table with respect to beneficial ownership reflects “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act. All information with respect to the beneficial ownership of any shareholder has been furnished by such shareholder and, except as otherwise indicated or pursuant to community property laws, each shareholder has sole voting and investment power with respect to shares listed as beneficially owned by such shareholder. Pursuant to the rules of the Commission, in calculating percentage ownership, each person is deemed to beneficially own shares subject to options or warrants exercisable within 60 days of the date of this Filing, but shares subject to options or warrants owned by others (even if exercisable within 60 days) are deemed not to be outstanding.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Common Stock

        The securities being offered by the selling shareholders are shares of our common stock. We are authorized by our Articles of Incorporation to issue 500,000,000 shares of common stock, $0.0001 par value. Our common stock is traded on the OTC Bulletin Board under the symbol “EFSF”.

        We presently have issued and outstanding 94,836,632 shares of common stock. Holders of the common stock are entitled to one vote per share on all matters subject to shareholder vote. If the Board of Directors were to declare a dividend out of funds legally available therefore, all of the outstanding shares of common stock would be entitled to receive such dividend ratably. We have never declared dividends and we do not intend to declare dividends in the foreseeable future. If our business was liquidated or dissolved, holders of shares of common stock would be entitled to share ratably in assets remaining after satisfaction of our liabilities.

Convertible Debt and Warrants Issued Through Our Private Offering

        On August 9, 2004 we completed a private offering of $2,000,000 in convertible notes and warrants. The convertible notes accrue interest at 6% and are convertible into common stock at $0.40 per share. Interest may be paid in cash or additional notes that may be converted into common stock at $0.40 per share. The notes are due on July 21, 2007. Investors received a warrant to purchase two shares of common stock at an exercise price of $0.80 per share and $1.00 per share, respectively for every conversion share. If an investor purchased $100,000 in convertible notes, it could convert such notes into 250,000 shares of common stock and therefore received 125,000 warrants at $0.80 per share and 125,000 warrants at $1.00 per share. The warrants are immediately exercisable. The warrants will expire two years from the date of grant. The exercise price and the number of shares issuable upon exercise of the warrants will be adjusted upon the occurrence of certain events, including the issuance of common stock as a dividend on shares of common stock, subdivisions, reclassifications or combinations of the common stock, and the sale of additional shares of common stock for less than the exercise price of the warrants. The warrants do not entitle the holders to any voting or other rights as a shareholder until the warrants are exercised and the common stock is issued. We also issued convertible notes and warrants to Richardson & Patel LLP as payment for legal services rendered in connection with the financing and this Registration Statement. We paid a placement agent 10% of the $2,000,000 in proceeds we received as part of the private offering. The placement agent is also entitled to receive a warrant to purchase common stock equal to 10% of the debt and/or equity consideration we issued in the offering.

        At all times that the convertible notes and warrants are outstanding, we will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon conversion of the notes and exercise of all outstanding warrants.

Change in Control Provisions

        We are unaware of any contract or other arrangement, the operation of which may, at a subsequent date, result in a change in control of our Company. Presently in the by-laws there are no provisions that could delay a change in control of the Company.

CERTAIN TRANSACTIONS

The Global Inspection Service (GIS) concept was created by Mr. Karney in l997 to provide time-sensitive information on the availability, grade, and location of fresh fruit and vegetables in the worldwide market place. This information is designed to be provided to companies, organizations and individuals involved in sales, purchase, transportation or distribution segments of the industry. GIS is a sole proprietorship owned by Mr. Karney, however no definitive agreement has been reached to date regarding the purchase of the GIS rights by eFoodSafety.com, Inc. The Company plans to negotiate an agreement whereby GIS can be implemented and made a standard service offered by eFoodSafety.com, Inc. This concept would provide the Company the ability to offer key data to growers, buyers, and sellers in a cost effective manner giving a uniformity of grading for all markets. Failure to reach a definitive agreement with Mr. Karney for the right to offer GIS could adversely affect the Company’s ability to continue in business. Furthermore, no assurances can be given that a contract entered into would be the product of arms length negotiations and result in terms favorable to the Company.

International Fumigators, Inc. is a fumigation company based in Houston, Texas. There is a definitive agreement between eFood and International Fumigators to contract for services including; a.) Fumigation services at company plant facilities; b.) Distribution of food safe produce processed at company facilities for distribution to customers in Texas and Mexico; c.) Export and import fumigation on all eFood produce; and d.) Purchase of three truck washers for use in a joint operation in the Houston, Texas area. . Mr. Ralph Baughman, one of our directors, is the majority shareholder and Chairman of International Fumigators, Inc.

To the best of the Company's knowledge there are no other transactions involving any Director, Executive Officer, any nominee for election as a Director or Officer or any 5% shareholder who is a beneficial owner or any member of the immediate family of the same.

        During 2004 and 2003, shareholders have paid general and administrative expenses on behalf of the Company. These payments have been recorded as expenses and as paid-in capital to the Company. The amount of paid-in capital contributed by shareholders totaled $24,630 and $37,459 for the years ended April 30, 2004 and 2003 respectively.

        During the year ended April 30, 2004, shareholders loaned the Company $325,000. The notes are payable in lump-sum including interest at 5% on July 9, 2009. Interest on the notes began accruing on February 3, 2004.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

        Our common stock is traded on the OTC Bulletin Board under the symbol “EFSF”. The trading of our common stock is limited and sporadic.

        The table below sets forth the range of high and low bid quotes of our common stock for each quarter within the past two years. The Company’s Common Stock was not publicly traded during the year ended April 30, 2003, and during the first quarter of the year ended April 30, 2004.

2004:	HIGH	LOW
First Quarter	$--	$--

Second Quarter	$0.68	$0.15

Third Quarter	$0.53	$0.32

Fourth Quarter	$0.69	$0.36

        As of July 28, 2004, there were approximately 40 holders of record of our common stock. This number does not include an indeterminate number of shareholders whose shares are held by brokers in street name.

        As part of this offering, we are registering a total of 11,057,762 shares of common stock that may be issued upon the conversion of notes or the exercise of warrants. From time-to-time we may also grant other options or warrants, or promise registration rights to certain shareholders. We have no control over the number of shares of our common stock that our shareholders sell. The price of our common stock may be adversely affected if large amounts are sold in a short period of time.

        We have never declared or paid any cash dividends on our common stock and do not expect to declare or pay any cash dividends in the foreseeable future.

        Our Board of Directors has also adopted the 2004 Consultant Stock Plan. This plan has not been approved by our shareholders. Officers and directors of EFoodSafety.com are not eligible to receive awards from this plan. Typically, awards are granted to third parties who render services to us that do not relate to capital raising or stock promotion. The term of the plan is 10 years. We have set aside 300,000 shares of our common stock for the purpose of granting awards under this plan. Awards may consist of options to purchase common stock or grants of common stock. The plan is governed by our Plan Committee, which is made up of Mr. Rich Speidell and Clarence W. Karney. Within the parameters set by the plan, Plan Committee decides to whom awards will be given, the manner of award to be given, the number of shares to be included in an award, the term of an option, whether or not an award will be subject to vesting conditions and, if an exercise price or purchase price is to be paid, the Plan Committee establishes the price to be paid and the manner of acceptable payment. The Board of Directors may amend the plan or discontinue it. The Plan Committee may modify awards, so long as any such modification is agreed to by the recipient of the award. EFoodSafety.com may reserve the right to repurchase grants of restricted securities that are purchased by a recipient. If it reserves such right and elects to exercise it, EFoodSafety.com must pay the greater of fair market value or the purchase price for the common stock. Alternatively, EFoodSafety.com may reserve the right to repurchase the securities by returning the purchase price to the recipient however, this right lapses in equal increments over a period of five years.

EQUITY COMPENSATION AND CONSULTANT PLAN INFORMATION
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options warrants and rights	Number of securities remaining available for future issuance under the equity compensation plan (excluding securities reflected in column (a)
Plan Category	(a)	(b)	(c)

Shareholder Approved	0	N/A	0

Not Approved by
Shareholders(2)	0	N/A	278,213

    (1)        No options have been granted from the 2004 Consultant Stock Plan. However, we have paid consultants in the past by granting shares of our common stock from the 2004 Consultant Stock Plan. To date, we have issued a total of 21,787 shares of common stock from this plan.

EXECUTIVE COMPENSATION
REMUNERATION OF DIRECTORS AND OFFICERS

        During the 2004 fiscal year, none of our executive officers received compensation of at least $100,000 per year. The following table sets forth information as to the compensation paid or accrued to Mr. Karney for the two years ended April 30, 2004 and April 30, 2003:

SUMMARY COMPENSATION TABLE

	ANNUAL COMPENSATION				LONG TERM COMPENSATION AWARDS
NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)	OTHER ANNUAL COMPEN- SASION ($)	RESTRICTED STOCK AWARDS ($)	SECURITIES UNDERLYING OPTIONS/ SARS	LTIP PAYOUT ($)	PAYOUTS ALL OTHER COMPEN-SATION ($)
Clarence W. Karney,	2004	$19,000	--	--	--	--	--	--
CEO and	2003	$0	--	--	--	--	--	--
Director

We do not have a long term incentive plan or arrangement of compensation with any individual in the group of officers and directors.

Employment Agreements

        None of our executive officers has an employment agreement with us.

Stock Option Grants and Exercises

        We granted no stock options to any of our officers or directors.

Where You Can Find Further Information About Us

        We filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the shares being offered in this offering. This prospectus does not contain all of the information set forth in the registration statement, certain items of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. The omitted information may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance where reference is made to the copy of the document filed as an exhibit to the registration statement, each such statement is qualified in all respects by such reference. For further information with respect to our company and the securities being offered in this offering, reference is hereby made to the registration statement, including the exhibits thereto and the financial statements, notes, and schedules filed as a part thereof.

INTERESTS OF NAMED EXPERTS AND COUNSEL

        The law firm of Richardson & Patel, LLP owns or has the right to receive, upon conversion of notes and exercise of warrants, a total of 421,797 shares of our common stock. Richardson & Patel LLP also holds shares of common stock issued pursuant to a Registration Statement on Form S-8 for legal services not in connection with capital raising efforts. Richardson & Patel LLP will render an opinion regarding the validity of the securities offered in this offering. Richardson & Patel LLP is included as a selling shareholder in this prospectus.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

        Our Articles of Incorporation permit us to limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada General Corporation Law. As permitted by Section 78.037 of the Nevada General Corporation Law, our Bylaws and Articles of Incorporation also include provisions that eliminate the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of the Company. To the fullest extent allowed by Section 78.751 of the Nevada General Corporation Law, we will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer’s or director’s own negligence or misconduct in the performance of duty.

        The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right we have to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our Articles of Incorporation or Bylaws.

        We believe that the indemnity provisions contained in our bylaws and the limitation of liability provisions contained in our certificate of incorporation are necessary to attract and retain qualified persons for these positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXPERTS

        Robison Hill & Co., Inc. audited our financial statements at April 30, 2004 and April 30, 2003, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in this registration statement in reliance on the report of Robison Hill & Co., Inc., given on their authority as experts in accounting and auditing.

        Richardson & Patel LLP has given us an opinion relating to the due issuance of the common stock being registered. Richardson & Patel LLP owns, or have the right to acquire through the exercise of warrants or the conversion of notes, a total of 421,797 shares of our common stock.

EFOODSAFETY.COM, INC.
(A Development Stage Company)

_________________

INDEPENDENT AUDITOR’S REPORT

APRIL 30, 2004 AND 2003

CONTENTS

Page
Independent Auditor's Report

Consolidated Balance Sheets
  April 30, 2004 and 2003,

Consolidated Statements of Operations for the
  Years Ended April 30, 2004 and 2003
  And the Cumulative from January 28, 1998 (Inception) to April 30, 2004

Consolidated Statement of Stockholders' Equity
  Since January 28, 1998 (Inception) to April 30, 2004

Consolidated Statements of Cash Flows for the
  Years Ended April 30, 2004 and 2003
  And the Cumulative from January 28, 1998 (Inception) to April 30, 2004

Notes to Consolidated Financial Statements
F - 1 F - 2 F - 3 F - 4 F - 6 F - 8

INDEPENDENT AUDITOR’S REPORT

eFoodSafety.com, Inc. & Subsidiary
(A Development Stage Company)

        We have audited the accompanying balance sheets of eFoodSafety.com, Inc. & Subsidiary (a development stage company) as of April 30, 2004 and 2003, and the related statements of operations and cash flows for the years ended April 30, 2004 and 2003 and the cumulative from January 28, 1998 (inception) to April 30, 2004, and the statement of stockholders’ equity from January 28, 1998 (inception) to April 30, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of eFoodSafety.com, Inc. & Subsidiary (a development stage company) as of April 30, 2004 and 2003, and the results of its operations and its cash flows for the years ended April 30, 2004 and 2003 and the cumulative from January 28, 1998 (inception) to April 30, 2004 in conformity with accounting principles generally accepted in the United States of America.

        The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations and has no established source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 1. These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Respectfully submitted /S/ ROBISON, HILL & CO. Certified Public Accountants

Salt Lake City, Utah
July 28, 2004

F — 1

EFOODSAFETY.COM, INC.
(A Development Stage Company)
>CONSOLIDATED BALANCE SHEETS

	April 30,
	2004	2003
Assets:
Current Assets
Cash	$83,600	$--
Inventory	47,107	--

Total Current Assets	130,707	--

Fixed Assets
Equipment	45,000	--

Total Assets	$175,707	$--

Liabilities:
Current Liabilities
Accounts Payable	$260	$2,525

Long-Term Liabilities
Notes Payable	325,000	--
Accrued Interest	3,873	--

Total Liabilities	329,133	2,525

Stockholders' Equity:
Common Stock, $.0001 Par Value
Authorized 500,000,000 shares, Issued
93,045,816 at April 30, 2004
And 88,005,000 at April 30, 2003	9,305	8,800
Paid-In Capital	2,207,634	634,325
Deficit Accumulated During the
Development Stage	(2,370,365)	(645,650)

Total Stockholders' Equity	(153,426)	(2,525)

Total Liabilities and
Stockholders' Equity	$175,707	$--

The accompanying notes are an integral part of these financial statements.

F - 2

EFOODSAFETY.COM, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the year ended April 30,		Cumulative since January 28, 1998 inception of development
	2004	2003	stage
Revenues	$2,383	$--	$2,383
Cost of Sales	780	--	780

Gross Profit	1,603	--	1,603

Expenses
Research and Development	1,408,500	--	1,408,500
General and Administrative	313,945	--	959,595

Total Expenses	1,722,445	32,129	2,368,095

Net Loss from Operations	(1,720,842)	(32,129)	(2,366,492)
Interest Expense	(3,873)	--	(3,873)

Net Loss	$(1,724,715)	$(32,129)	$(2,370,365)

Basic & Diluted loss per share	$(0.02)	$--

Weighted Average Shares	89,716,927	29,335,000

The accompanying notes are an integral part of these financial statements.

F - 3

EFOODSAFETY.COM, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
SINCE JANUARY 28, 1998 (INCEPTION) TO APRIL 30, 2004

	Common Stock		Paid-In	Deficit Accumulated Since January 28, 1998 Inception of Development
	Shares	Par Value	Capital	Stage
Balance at January 28, 1998 (inception)	--	$--	$--	$--
February 9, 1998 Issuance of
Stock for cash	16,795,000	8,397	(4,487)	--
Capital contributed by shareholder	--	--	44,154	--
Net Loss	--	--	--	(48,064)

Balance at April 30, 1998	16,795,000	8,397	39,667	(48,064)
Retroactive adjustment for 3 to 1
Stock split and change in par value
From $.0005 to $.0001	33,590,000	(3,359)	3,359	--

Restated balance at April 30, 1998	50,385,000	5,038	43,026	(48,064)
Capital contributed by shareholder	--	--	265,612	--
Net Loss	--	--	--	(265,612)

Balance at April 30, 1999	50,385,000	5,038	308,638	(313,676)
Capital contributed by shareholder	--	--	246,897	--
Net Loss	--	--	--	(246,897)

Balance at April 30, 2000	50,385,000	5,038	555,535	(560,573)
October 16, 2000 Shares issued for
Acquisition of GPS	37,620,000	3,762	(3,762)	--
Capital contributed by shareholder	--	--	23,101	--
Net Loss	--	--	--	(23,101)

Balance at April 30, 2001	88,005,000	8,800	574,874	(583,674)
Capital contributed by shareholder	--	--	21,992	--
Net Loss	--	--	--	(29,847)

Balance at April 30, 2002	88,005,000	8,800	596,866	(613,521)

F — 4

EFOODSAFETY.COM, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
SINCE JANUARY 28, 1998 (INCEPTION) TO APRIL 30, 2004
(continued)

	Common Stock		Paid-In	Deficit Accumulated Since January 28, 1998 Inception of Development
	Shares	Par Value	Capital	Stage
Capital contributed by shareholder	--	$--	$37,459	$--
Net Loss	--	--	--	(32,129)

Balance at April 30, 2003	88,005,000	8,800	634,325	(645,650)
Common stock issued to acquire
Food Safe, Inc.	1,500,000	150	649,850	--
Common stock issued for expenses	3,540,816	355	898,829	--
Capital contributed by shareholder	--	--	24,630	--
Net Loss	--	--	--	(1,724,715)

Balance at April 30, 2004	93,045,816	$9,305	$2,207,634	$(2,370,365)

The accompanying notes are an integral part of these financial statements.

F — 5

EFOODSAFETY.COM, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the year ended April 30,		Cumulative Since January 28, 1998 Inception of Development
	2004	2003	Stage
CASH FLOWS FROM OPERATING
ACTIVITIES:
Net Loss	$(1,724,715)	$(32,129)	$(2,370,365)
Common stock issued for expenses	1,549,184	--	1,549,184
(Increase) Decrease in Inventory	(47,107)	--	(47,107)
Increase (Decrease) in Accrued Interest	3,873	--	3,873
Increase (Decrease) in Accounts Payable	(2,265)	(5,330)	260

Net Cash Used in operating activities	(221,030)	(37,459)	(864,155)

CASH FLOWS FROM INVESTING
ACTIVITIES:
Purchase of equipment	(45,000)	--	(45,000)

Net cash provided by investing activities	(45,000)	--	(45,000)

CASH FLOWS FROM FINANCING
ACTIVITIES:
Proceeds from sale of stock	--	--	3,910
Proceeds from loans	325,000	--	325,000
Capital contributed by shareholder	24,630	37,459	663,845

Net cash provided by Financing Activities	349,630	37,459	992,755

Net (Decrease) Increase in
Cash and Cash Equivalents	83,600	--	83,600
Cash and Cash Equivalents
at Beginning of Period	--	--	--

Cash and Cash Equivalents
at End of Period	$83,600	$--	$83,600

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest	$--	$--	$--
Franchise and income taxes	$--	$--	$--

F — 6

EFOODSAFETY.COM, INC.
(A Development Stage Company)
CONSOLIDATED STATEMENTS OF CASH FLOWS
(continued)

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

        On October 16, 2000, the Company issued approximately 37,620,000 shares of common stock, par value $.0005, to acquire Global Procurement Systems.

        On October 29, 2003, the Company issued 1,500,000 restricted shares of common stock to acquire Food Safe, Inc. As of October 29, 2003, Food Safe, Inc. is a wholly owned subsidiary of the Company.

        On November 10, 2003, the Company issued 1,800,000 shares of common stock for general and administrative expenses valued at $30,000.

        On April 19, 2004, the Company issued 200,000 shares of common stock for general and administrative expenses valued at $100,000.

        On April 21, 2004, the Company issued 1,500,000 shares of common stock for research and development expenses valued at $750,000.

        During March and April of 2004, the Company issued 40,816 shares of common stock for general and administrative expenses valued at $19,184.

The accompanying notes are an integral part of these financial statements.

F — 7

EFOODSAFETY.COM, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        This summary of accounting policies for eFoodSafety.com, Inc. & Subsidiary (a development stage company) is presented to assist in understanding the Company’s consolidated financial statements. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the consolidated financial statements.

Organization and Basis of Presentation

        The Company was incorporated in Nevada on October 28, 1996 as DJH International, Inc. to market products through the Internet. On October 16, 2000, the Company entered into an agreement and plan of reorganization with Global Procurement Systems, Inc. (“GPS”) whereby the Company acquired GPS. This business combination was accounted for as a reverse merger with GPS being the surviving entity for financial reporting purposes. As a result of the acquisition, the Company issued 37,620,000 shares of common stock in exchange for the outstanding shares of GPS and changed its name to eFoodSafety.com, Inc.

        GPS was incorporated under the laws of the State of Nevada on January 28, 1998. Since January 28, 1998 the Company is in the development stage, and has not commenced planned principal operations.

        On October 29, 2003, the Company issued 1,500,000 restricted shares of common stock to acquire Food Safe, Inc. As of October 29, 2003, Food Safe, Inc. is a wholly owned subsidiary of the Company.

Nature of Business

        The Company was organized as a vehicle to provide methods and products to ensure the safety of fruits and vegetables being marketed worldwide.

Cash and Cash Equivalents

        For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Pervasiveness of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

F — 8

EFOODSAFETY.COM, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

NOTE 1 — ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Business Condition

        These accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business. As of April 30, 2004, the Company has accumulated operating losses of 2,370,105 since its inception. The continuation of the Company is dependent upon the continuing financial support of directors and stockholders. It is the intention of the Company to raise new equity financing of approximately $2,500,000 within the upcoming year. Amounts raised will be used to implement the company’s plan of operations. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate funds that will be available for operations.

        These conditions raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might arise from this uncertainty.

Principles of Consolidation

        The consolidated financial statements for the year ended April 30, 2004 include the accounts of eFoodSafety.com, Inc. and its subsidiary Food Safe, Inc. Food Safe, Inc. was acquired by the Company on October 29, 2003.

        The results of subsidiaries acquired or sold during the year are consolidated from their effective dates of acquisition through their effective dates of disposition.

        All significant intercompany balances and transactions have been eliminated.

Earnings (Loss) per Share

        Basic loss per share has been computed by dividing the loss for the year applicable to the common stockholders by the weighted average number of common shares outstanding during the years. There were no common equivalent shares outstanding at April 30, 2004 and 2003.

Concentration of Credit Risk

        The Company has no significant off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains the majority of its cash balances with one financial institution, in the form of demand deposits.

Revenue recognition

        Revenue is recognized from sales of product at the time of shipment to customers. Title passes to the customer at the time the items are shipped, and are no longer owned by the Company.

F — 9

EFOODSAFETY.COM, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

NOTE 2 — INCOME TAXES

        As of April 30, 2004, the Company had a net operating loss carryforward for income tax reporting purposes of approximately $1,800,000 that may be offset against future taxable income through 2024. Current tax laws limit the amount of loss available to be offset against future taxable income when a substantial change in ownership occurs. Therefore, the amount available to offset future taxable income may be limited. No tax benefit has been reported in the financial statements, because the Company believes there is a 50% or greater chance the carryforwards will expire unused. Accordingly, the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

NOTE 3 — DEVELOPMENT STAGE COMPANY

        The Company has recently begun principal operations and as is common with a development stage company, the Company has had recurring losses during its development stage. The Company’s financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have significant cash or other material assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. In the interim, shareholders of the Company have committed to meeting its minimal operating expenses. Revenues as of April 30, 2004 are not considered significant enough for the Company to come out of the development stage.

NOTE 4 — COMMITMENTS

        As of April 30, 2004 all activities of the Company have been conducted by corporate officers from either their homes or business offices. Currently, there are no outstanding debts owed by the company for the use of these facilities and there are no commitments for future use of the facilities.

NOTE 5 — COMMON STOCK TRANSACTIONS

        On February 9, 1998, the Company issued approximately 50,385,000 shares (post split) of common stock to its officers and directors for payments made on the Company’s behalf during its formation in the amount of approximately $3,910.

        On October 16, 2000, the Company entered into an agreement and plan of reorganization with Global Procurement Systems, Inc. (“GPS”) whereby the Company acquired GPS. This business combination was accounted for as a reverse merger with GPS being the surviving entity for financial reporting purposes. As a result of the acquisition, the Company issued 37,620,000 shares of common stock in exchange for the outstanding shares of GPS and changed its name to eFoodSafety.com, Inc.

F — 10

EFOODSAFETY.COM, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

NOTE 5 — COMMON STOCK TRANSACTIONS (continued)

        The merger was recorded as a recapitalization. In connection with this recapitalization, the number of shares outstanding prior to the merger have been restated to their post merger equivalents (increased from 360 shares to 50,385,000) and the par value of the Common Stock changed from no par value to $.0001. All references in the accompanying financial statements to the number of Common shares and per-share amounts since inception have been restated to reflect the equivalent number of post merger shares.

        On October 29, 2003, the Company issued 1,500,000 restricted shares of common stock to acquire Food Safe, Inc. As of October 29, 2003, Food Safe, Inc. is a wholly owned subsidiary of the Company.

        On November 10, 2003, the Company issued 1,800,000 shares of common stock for general and administrative expenses valued at $30,000.

        On April 19, 2004, the Company issued 200,000 shares of common stock for general and administrative expenses valued at $100,000.

        On April 21, 2004, the Company issued 1,500,000 shares of common stock for research and development expenses valued at $750,000.

        During March and April of 2004, the Company issued 40,816 shares of common stock for general and administrative expenses valued at $19,184.

        On November 14, 2003, the Company changed the number of authorized Common shares from 50,000,000 to 500,000,000. Par value of the Company’s Common shares was changed from $.0005 to $.0001. On December 5, 2003, the Company did a 3 for 1 forward stock split. All references in the accompanying financial statements to the number of Common shares and per-share amounts since inception have been restated to reflect the equivalent number of post stock split shares.

NOTE 6 — RELATED PARTY TRANSACTIONS

        During 2004 and 2003, shareholders have paid general and administrative expenses on behalf of the Company. These payments have been recorded as expenses and as paid-in capital to the Company. The amount of paid-in capital contributed by shareholders totaled $24,630 and $37,459 for the years ended April 30, 2004 and 2003 respectively.

        During the year ended April 30, 2004, shareholders loaned the Company $325,000. The notes are payable in lump-sum including interest at 5% on July 9, 2009. Interest on the notes began accruing on February 3, 2004.

F — 11

EFOODSAFETY.COM, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Continued)

NOTE 7 — ACQUISITION

        On October 29, 2003, the Company issued 1,500,000 restricted shares of common stock to acquire Food Safe, Inc. Food Safe, Inc. had no assets or liabilities, except for a patent pending that has been valued at $650,000 and expensed as part of research and development expense in the financial statements. As of October 29, 2003, Food Safe, Inc. is a wholly owned subsidiary of the Company.

NOTE 8 — INVENTORY

        During the year ended April 30, 2004, the Company purchased inventory of $47,887. The inventory consists of ozonation equipment that will be resold to clients. The inventory has been recorded at cost. In April 2004, $780 of inventory was sold to a third-party.

NOTE 9 — SUBSEQUENT EVENTS

        In May 2004, the Company incorporated Knock-Out Technologies, Ltd. (“Knock-Out”) as a wholly-owned subsidiary of the Company. Knock-Out is to be a manufacturer of all-natural, non-toxic, food-grade products.

        The Company has finalized a lease for 10,000 square feet of industrial warehouse space to be used as a manufacturing and distribution facility. The warehouse space is located at 19125 N. Indian Avenue North, Palm Springs, California. This is a two year lease beginning June 1, 2004. The Company will pay $4,500 per month for the lease.

        On July 21, 2004, the Company sold $2.0 million in convertible debentures. The convertible debentures carry an interest rate of 6% per annum, payable quarterly. The Company is seeking an additional $500,000 on or before August 9, 2004. The debentures carry a conversion price of $.40 per share of the Company’s common stock.

        The purchasers of the debentures will receive an A Warrant to purchase an amount of common stock equal to 50% of the number of shares of common stock purchased via this investment. The A Warrants shall expire two years from the date of issuance and the exercise price of the A Warrants shall be $.80 per share.

        The purchasers of the debentures will also receive a B Warrant to purchase an amount of common stock equal to 50% of the number of shares of common stock purchased via this investment. The B Warrants shall expire two years from the date of issuance and the exercise price of the B Warrants shall be $1.00 per share.

F — 12

No person is authorized to give any information or to make any representation other than those contained in this prospectus, and if made such information or representation must not be relied upon as having been given or authorized. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Securities offered by this prospectus or an offer to sell or a solicitation of an offer to buy the Securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The delivery of this prospectus shall not, under any circumstances, create any implication that there have been no changes in the affairs of the Company since the date of this prospectus. However, in the event of a material change, this prospectus will be amended or supplemented accordingly.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification Of Directors And Officers

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles of Incorporation permit us to limit the liability of our directors to the fullest extent permitted under Section 78.037 of the Nevada General Corporation Law. As permitted by Section 78.037 of the Nevada General Corporation Law, our Bylaws and Articles of Incorporation also include provisions that eliminate the personal liability of each of its officers and directors for any obligations arising out of any acts or conduct of such officer or director performed for or on behalf of the Company. To the fullest extent allowed by Section 78.751 of the Nevada General Corporation Law, we will defend, indemnify and hold harmless its directors or officers from and against any and all claims, judgments and liabilities to which each director or officer becomes subject to in connection with the performance of his or her duties and will reimburse each such director or officer for all legal and other expenses reasonably incurred in connection with any such claim of liability. However, we will not indemnify any officer or director against, or reimburse for, any expense incurred in connection with any claim or liability arising out of the officer’s or director’s own negligence or misconduct in the performance of duty.

The provisions of our Bylaws and Articles of Incorporation regarding indemnification are not exclusive of any other right we have to indemnify or reimburse our officers or directors in any proper case, even if not specifically provided for in our Articles of Incorporation or Bylaws.

        We believe that the indemnity provisions contained in our bylaws and the limitation of liability provisions contained in our certificate of incorporation are necessary to attract and retain qualified persons for these positions. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

        The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Filing Fee	$888.43
Printing Expenses*	500.00
Accounting Fees and Expenses*	30,000.00
Legal Fees and Expenses*	40,000.00
Blue Sky Fees and Expenses*	2,000.00
Registrar and Transfer Agent Fee*	1,000.00
Miscellaneous*	1,500.00

Total*	$76,388.43

* Estimated

Item 26. Recent Sales of Unregistered Securities

        On October 29, 2003, the Company issued 1,500,000 restricted shares of common stock to acquire Food Safe, Inc. As of October 29, 2003, Food Safe, Inc. is a wholly owned subsidiary of the Company. The securities were issued in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933.

        On November 10, 2003, the Company issued 1,800,000 shares of common stock for general and administrative expenses valued at $30,000. The securities were issued in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933.

        On April 19, 2004, the Company issued 200,000 shares of common stock for general and administrative expenses valued at $100,000. The securities were issued in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933.

        On April 21, 2004, the Company issued 1,500,000 shares of common stock for research and development expenses valued at $750,000. The securities were issued in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933.

        During March and April of 2004, the Company issued 40,816 shares of common stock for general and administrative expenses valued at $19,184. The securities were issued in reliance upon the exemption provided in Section 4(2) of the Securities Act of 1933.

        On August 9, 2004 we completed a financing round constituting a private sale of $2.0 million in principal of 6% convertible debenture to certain institutional investors. The debentures are convertible into shares of the Company’s common stock at a price of $0.40 per share. For every two shares of common stock convertible under the debentures, each investor received warrants to purchase two shares of the Company’s common stock, one warrant at $0.80 per share and the other at $1.00 per share, respectively. At the closing, the Company received $2,000,000 in gross proceeds. The securities were issued in reliance upon the exemption provided in Rule 506 under Regulation D promulgated under the Securities Act of 1933.

        On November 14, 2003, the Company changed the number of authorized Common shares from 50,000,000 to 500,000,000. Par value of the Company’s Common shares was changed from $.0005 to $.0001. On December 5, 2003, the Company did a 3 for 1 forward stock split. All references in the accompanying financial statements to the number of Common shares and per-share amounts since inception have been restated to reflect the equivalent number of post stock split shares.

Item 27. Exhibits.

    a.        The following Exhibits are filed as part of this Registration Statement pursuant to Item 601 of Regulation S-B:

Exhibit No.	Title
3.1 3.2 4.1 5 10.1 10.2 10.3 10.4 10.5 21. 23.1 23.2	Articles of Incorporation
Bylaws*
Registration Rights Agreement(1)
Legal Opinion of Richardson & Patel LLP*
Note and Warrant Purchase Agreement(1)
Form of Series A Warrant(1)
Form of Series B Warrant(1)
Form of Convertible Promissory Note(1)
2004 Consultant Stock Plan(2)
Subsidiaries*
Consent of Robison, Hill & Co.*
Consent of Richardson & Patel LLP (included in Exhibit 5.0)*

*Filed herewith.

(1)     Incorporated by reference to the Current Report on Form 8-K filed by the Registrant on August 18, 2004 .

(2)     Incorporated by reference to the S-8 registration statement to be filed by the Registrant.

Item 28. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned Registrant hereby undertakes:

    1.        To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

(iii)	To include any additional or changed material information on the plan of distribution.

    2.        That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    3.        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    4.        Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the 1933 Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Prescott, State of Arizona on the 20th day of August 2004.

EFoodSafety.com a Nevada corporation By: /s/ Clarence W. Karney Clarence W. Karney, Chief Executive Officer, Chief Financial Officer, Secretary and Director

        Pursuant to the requirements of the 1933 Securities Act, this SB-2 Registration Statement has been signed by the following persons in the capacities with EFoodSafety.com and on the dates indicated.

Dated: August 20, 2004 Dated: August 20, 2004 Dated: August 20, 2004 Dated: August 20, 2004 Dated: August 20, 2004 Dated: August 20, 2004 Dated: August 20, 2004	/s/ Clarence W. Karney
 Clarence W. Karney, Chief Executive Officer, Chief
 Financial Officer, Secretary and Director

          /s/ Patricia Ross-Gruden
 Patricia Ross-Gruden, President and Director

          /s/ Richard Speidell
 Richard Speidell, Chief Operating Officer and
 Director

          /s/ William Nelson
 William Nelson, Director of Research & Development,
 Director

          /s/ Robert Bowker
 Robert Bowker, President of Knock-Out Technologies
 and Director

         /s/ Scott McFee
 Scott McFee, Director

          /s/ Ralph Baughman
 Ralph Baughman, Director